Exhibit 99.2

Dewey & LeBoeuf LLP
333 South Grand Avenue
Suite 2600
Los Angeles, CA 90071-1530

T (213) 621-6000
F (213) 621-6100
September 22, 2011
VIA ELECTRONIC MAIL AND FEDERAL EXPRESS
Travelport Limited
Travelport LLC
Travelport, Inc.
Travelport Holdings Limited
300 Galleria Parkway
Atlanta, GA 30389
Attention: Eric J. Bock, Esq.
                 General Counsel
Jay M. Goffman, Esq.
Skadden, Aprs. Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Jay.goffman@skadden.com

Re:	Potential Events of Default Under the Indenture (the “Indenture”) dated as of August 23, 2006, among Travelport LLC (the “Company”), Travelport, Inc., the Guarantors (as defined in the Indenture) listed therein, and the Bank of Nova Scotia Trust Company of New York (the “Trustee”) Respecting the Senior Dollar Floating Rate Notes, the Senior Euro Floating Rate Notes and the 9.875% Senior Notes due 2014 (collectively, the “Senior Notes”)
Gentlemen:
               I am writing as counsel to several holders of the Senior Notes (the “Noteholders”) including holders of more than 25% of the outstanding principal amount of the Senior Notes regarding potential events of defaults under the Indenture.1 These include, but are not limited to:
I.	The transfer of $135 million in Second Lien Term Loans to a newly-formed subsidiary (“Newco”), which is not a Permitted Investment given the definition of

[1]	The analysis set forth herein is also applicable to the Company’s 9.0% Senior Notes due 2016.
Dewey & LeBoeuf LLP is a New York limited liability partnership.
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Travelport Limited
September 22, 2011

Investment in the Indenture and the fact that any “investment” must be with an expectation of an economic return; and

II.	Newco’s guarantee of Tranche A (as hereinafter defined), and its subsequent transfer of $135 million in Second Lien Term Loans to the holders of Tranche A, because Newco will be a Restricted Subsidiary at these times, not an Unrestricted Subsidiary as is erroneously assumed in the Restructuring (as hereinafter defined).
               The Noteholders have also concluded that the Company’s issuance of $342.5 million in Second Lien Term Loans and payment of $85 million in cash solely for the benefit of the holders of PIK Notes would likely be fraudulent transfers, given serious questions whether the Company will be able to pay its debts as a result. Further, the Noteholders have requested, but been denied, information to back up the $292 million “basket” in Section 4.07 of the Indenture, which is inconsistent with the $240 million estimate provided by the Company on an August 4, 2011, conference call. The Noteholders are examining all of the remedies they may have against all relevant parties, including those arising from the violations of express terms of the Indenture detailed in this letter.
               On September 19, 2011, Travelport Limited filed its report under Form 8-K (the “Report”) respecting the announcement by the Company’s indirect parent, Travelport Holdings Limited (the “PIK Borrower”) of an “agreement in principal [sic]” for a proposed restructuring (the “Restructuring”) of the PIK Borrower’s senior unsecured payment-in-kind term loans (the “PIK Loans”). Exhibit 99.2 to the Report consists of a “Public Lender Presentation” (the “Presentation”) dated September 19, 2011, which includes a summary description of the Restructuring. We note that earlier today, Travelport Limited released a report on Form 8-K attaching solicitation materials respecting a “Prepackaged Plan of Reorganization” of PIK Borrower, raising obvious concerns about a potential bankruptcy filing by one or more counterparties to Holdings and the Company in the Restructuring.
               The Restructuring requires the Company to issue $342.5 million in second lien term loans (the “Second Lien Term Loans”) to Holdings and for Holdings to (i) distribute $207.5 million of the Second Lien Term Loans to its direct parent company, PIK Borrower (the “Holdings Distribution”), without consideration; and (ii) transfer $135 million of the Second Lien Term Loans (the “Newco Transfer”) to Newco, which will exist solely to play its part in the Restructuring and for no other apparent purpose. The Restructuring provides for Newco (i) to guarantee (the “Newco Guarantee”) $135 million of the PIK Loans (defined in the Presentation as “Tranche A”); and (ii) if Tranche A is not repaid by September 30, 2011, to transfer (the “Guarantee Transfer”) the $135 million in Second Lien Term Loans transferred to it by Holdings to the holders of Tranche A of the PIK loans. The Presentation does not disclose any means by which the PIK Borrower will repay Tranche A of the PIK Loans on or before the date they mature, or how the Newco Guarantee will otherwise be performed.

Travelport Limited
September 22, 2011

               Section 4.112 of the Indenture provides that “Holdings will not and will not permit any of its Restricted Subsidiaries to make any . . . transfer or otherwise dispose of any of its properties or assets to . . . or enter into or make or amend any transaction, contract, agreement . . . or guarantee with or for the benefit of any Affiliate of Holdings . . .” unless each of Sections 4.11(a)(1) and (2) are satisfied or an exception contained in Section 4.11 (b) applies. The Newco Transfer is clearly a transfer or disposition of property or assets of Holdings to Newco (an Affiliate of Holdings) and a transfer or disposition of property or assets of Holdings for the benefit of PIK Borrower (another Affiliate of Holdings). None of the exceptions contained in Section 4.11(b) allow the transfer to Newco or the transfer for the benefit of PIK Borrower.
               There can be no question that the Newco Transfer is “for the benefit of an Affiliate,” i.e., the PIK Borrower. Under the Restructuring, Holdings will make the Newco Transfer (of $135 million in Second Lien Term Loans) coincident with the Newco Guarantee and for the purpose of enabling Newco to subsequently make the Guarantee Transfer to holders of Tranche A of the PIK Notes. The PIK Notes evidence obligations of the PIK Borrower, an indirect parent of Holdings and an “Affiliate” of Holdings under the Indenture.
               Nothing in the Presentation suggests that compliance with Sections 4.11(a)(1) and (2) is contemplated or could be obtained. Nor do any of the exceptions contained in Section 4.11(b) apply to the Newco Transfer. Holdings does not appear to contemplate relying on Section 4.11(b)(1), inasmuch as if Newco is a “Restricted Subsidiary” the Newco Guarantee and the Guarantee Transfer are both prohibited by the Indenture (The reasons why Newco should be regarded as a Restricted Subsidiary at all relevant times are discussed below.) The exception in 4.11(b)(2) is also inapplicable.
               The Newco Transfer cannot be “a Restricted Payment permitted by Section 4.07 and the definition of ‘Permitted Investments.’” The Newco Transfer is not regarded as a “Restricted Payment” by the Company. Nor is it within the definition of “Permitted Investment.” In the Restructuring, the Second Lien Term Loans to be transferred to Newco are contemplated to be used solely to satisfy the Newco Guarantee via the Guarantee Transfer to the holders of Tranche A. The Indenture definition of “Investment” embraces “all investments . . . in the form of . . . advances or capital contributions.” It is universal in the law that all “investments” have to be made with the aim of generating a return on the invested capital. E.g., Blacks Law Dictionary (9th ed 2009) (“investment [means] [a]n expenditure to acquire property or assets to produce revenue; a capital outlay”); Woefields Encyclopedia of Banking and Finance (10th ed 1994) at 651 (“investing [means] [c]ommitting capital with the expectation of profit”).

[2]	The Indenture appears to have a drafting error whereby Sections (a) and (b) thereof were not delineated as such. Section (a) appears to begin at the phrase “Holdings will not . . .” and Section (b) begins with the phrase “The Provisions of Section 4.11(a) . . .”

Travelport Limited
September 22, 2011

               Under the terms of the Restructuring, the Newco Transfer is not being made for the essential purpose of or with the essential intent of an “investment.” To the contrary, it is certain that Holdings will make no profit or income as a result of the Newco Transfer notwithstanding that the property transferred is subject to a very substantial risk of loss. Moreover, it is doubtful that Holdings will ever see a return of any portion of the value of the transferred assets, because they will be used only to satisfy PIK Borrower’s obligations under Tranche A via the Newco Guarantee or the Guarantee Transfer. The Newco Transfer, therefore, falls outside the definition of “Investment” and therefore outside the definition of “Permitted Investment” in the Indenture.
               The Newco Guarantee and the making of the Newco Transfer will also violate Section 4.11 of the Indenture because Newco will be a Restricted Subsidiary of Holdings as of the time of any determination required under Section 4.11. Newco must be regarded as a Restricted Subsidiary of Holdings unless it is an “Unrestricted Subsidiary.” A subsidiary may not be an “Unrestricted Subsidiary” if, inter alia, it owns any Indebtedness of Holdings or of any Subsidiary of Holdings. An Unrestricted Subsidiary is defined as “any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings as provided below.)” Accordingly, any determination whether Holdings has or has permit[ted] any of its Restricted Subsidiaries to violate Section 4.11 of the Indenture requires a determination whether relevant Subsidiaries are Unrestricted Subsidiaries or Restricted Subsidiaries when the possibility of a violation is to be determined. Under the Indenture, this is to be done, according to the definition of “Unrestricted Subsidiary,” not at the time of designation, but at the “time of determination.”
               Prior designation by Holdings is, therefore, a necessary, but not a sufficient, condition to evaluate whether a subsidiary should be regarded as a Restricted Subsidiary for the purpose of determining whether there has been a violation of the Indenture. To construe the Indenture otherwise would be inconsistent with the elementary principle of contract interpretation that language in a contract be given meaning and effect wherever possible. In any event, it would seem that a subsidiary created for the purpose of holding “Indebtedness of” and to hold a “Lien on . . . property of Holdings or any Subsidiary of Holdings” can never be an Unrestricted Subsidiary.
               In addition to the foregoing, the Newco Transfer violates the Indenture whether or not the Newco Transfer is a “Permitted Investment” and whether Newco is a “Restricted Subsidiary” or an “Unrestricted Subsidiary.”. The Newco Transfer is a transfer to Newco. It is also a transfer for the benefit of the PIK Borrower, an Affiliate of Holdings. Even assuming that Newco is an “Unrestricted Subsidiary” and the Newco Transfer is a “Permitted Investment,” the exception contained in Section 4.11(b)(2) at most permits the initial transfer to be made to Newco. It does not permit the granting of a benefit to the PIK Borrower.

Travelport Limited
September 22, 2011

               For all of the foregoing reasons, any agreement to implement the Restructuring, and the consummation of the Restructuring, will result in one or more defaults and Events of Default under the Indenture. Accordingly, the Noteholders demand that Holdings and its Affiliates cease and desist from taking any steps to document or consummate the Restructuring.
               We have examined publicly available information, including disclosure that the “RPK capacity” was estimated at $240 million by the Company’s Chief Financial Officer during a public conference call conducted on August 4, 2011, to determine whether each of the Holdings Distribution, the $85 million in cash proposed to be distributed by Holdings to the PIK Borrower, and the Newco Guarantee and/ or the Newco Transfer are permitted under Section 4.07 of the Indenture. Our initial calculations, which are based upon admittedly incomplete information, do not generate sufficient room under the provisions of Section 4.07 of the Indenture to allow Restricted Payments of approximately $292.5 million as contemplated by the Restructuring. We therefore request that you provide us with the Company’s calculation of the amounts available in the Restricted Payment basket or, using the Company’s terminology “RPK Capacity” particularly if that number has changed since the August 4 conference call or if the disclosure made during that conference call was inaccurate.
               Lastly, it appears self-evident that numerous persons and entities, including the PIK Borrower, intend, through the Restructuring, to interfere with the Noteholders’ contractual rights under the Indenture and otherwise. You should be assured that the Noteholders will thoroughly investigate all of the rights and remedies that may arise out of such conduct.
               This communication has been drafted under severe time constraints and in the absence of any information concerning the Restructuring beyond what was included in the Report. The statements contained herein should be regarded as preliminary in nature and may be supplemented or revised from time to time.

Travelport Limited
September 22, 2011

               The Noteholders reserve all rights and remedies they may have under the Indenture, the Senior Notes and pursuant to any and all applicable law.

Sincerely,

/S/Bruce Bennett

Bruce Bennett
BM/mah

cc:	Travelport Limited
405 Lexington Avenue
New York, NY 10178
Attention: Eric J. Bock, Esq.

The Bank of Nova Scotia
Nova Scotia Trust Company of New York
One Liberty Plaza, 23rd Floor
New York, NY 10006

cc via email:	Christopher Moore, Esq.
cmoore@cravath.com

Alan Kornberg, Esq.
akornberg@paulweiss.com

Mr. Peter Corbell
peter.corbell@moelis.com